Exhibit 99.1

NEWS RELEASE
Kaman Corporation
1332 Blue Hills Avenue Bloomfield, CT USA
P 860.243.7100 www.kaman.com

KAMAN REPORTS 2016 THIRD QUARTER RESULTS

Third Quarter 2016 Highlights:

•	GAAP Diluted Earnings per Share of $0.62; Adjusted Diluted Earnings per Share* of $0.64

•	Net Earnings of $17.5 million; Adjusted EBITDA* of $42.3 million

•	Aerospace Sales growth of 30%; 16.5% Operating Profit Margin

•	Distribution Operating Profit Margin of 4.3%; Adjusted Operating Margin* of 4.5%

•	Year-to-Date Cash Flows from Operations of $70.0 million; Free Cash Flow* of $46.1 million

BLOOMFIELD, Connecticut (October 27, 2016) - Kaman Corp. (NYSE:KAMN) today reported financial results for the third fiscal quarter ended September 30, 2016.

Table 1. Summary of Financial Results
In thousands except per share amounts	For the Three Months Ended
	September 30, 2016	October 2, 2015	Change
Net sales:
Distribution	$274,388	$296,312	$(21,924)
Aerospace	179,086	137,430	41,656
Net sales	$453,474	$433,742	$19,732

Operating income:
Distribution	$11,872	$14,422	$(2,550)
% of sales	4.3%	4.9%	(0.6)%
Aerospace	29,616	27,801	1,815
% of sales	16.5%	20.2%	(3.7)%
Net gain (loss) on sale of assets	(24)	10	(34)
Corporate expense	(10,402)	(12,450)	2,048
Operating income	$31,062	$29,783	$1,279

Adjusted EBITDA*:
Net earnings	$17,455	$17,224	$231
Adjustments	24,825	21,785	3,040
Adjusted EBITDA*	$42,280	$39,009	$3,271
% of sales	9.3%	9.0%	0.3%

Earnings per share:
Diluted earnings per share	$0.62	$0.62	$—
Adjustments	0.02	0.01	0.01
Adjusted Diluted Earnings per Share*	$0.64	$0.63	$0.01

Neal J. Keating, Chairman, President and Chief Executive Officer, commented, “In the third quarter, we earned $0.62 per diluted share, or $0.64 of Adjusted Diluted Earnings Per Share*, reflecting the strength of our diverse business and customer mix. While net earnings were up slightly to $17.5 million, Adjusted EBITDA* increased 8.4% to $42.3 million when compared to the prior year.

At Distribution, sales decreased 7.4% when compared to the prior period. Organic Sales per Sales Day* declined 6.3% when compared to the prior year and declined 2.7% sequentially, which reflects weaker than expected market conditions. Operating margin was 4.3% in the third quarter, a 60 bps decrease from the 4.9% achieved in the third quarter of last year largely due to the deleveraging impact of the lower sales volume.

While disappointed in the overall market environment, we continue to invest in our productivity initiative at Distribution which includes operational process improvements and data analytics, primarily focused on expanding operating margins. Although this initiative has been successful in those locations where it has been deployed, the benefits we have seen to date have been largely offset by ongoing implementation costs.

At Aerospace, sales increased approximately 30% with Organic Sales* increasing 17.2%. The increase in Organic Sales* for the third quarter is primarily due to increased deliveries of the JPF to the U.S. Government. During the quarter, we delivered approximately 9,500 fuzes to the U.S. Government, demonstrating our ability to increase production to meet both U.S. Government and foreign customer demand. With this performance, we expect to deliver approximately 33,000 to 35,000 fuzes for the year, a record for our JPF program. Finally, our 2015 acquisitions continue to deliver positive results and, as expected, were accretive on a GAAP basis in the third quarter and contributed to our strong cash flow performance for the year-to-date period."

Chief Financial Officer, Robert D. Starr, commented, "The third quarter generated strong cash flow performance bringing year-to-date operating cash flows to $70.0 million leading to Free Cash Flow* generation of $46.1 million, giving us confidence in our cash flow outlook for the year. Net earnings for the period benefited from corporate expenses that were 16% lower than the prior year and 28% lower than the second quarter of 2016. This improved performance, relative to our expectations, was driven by numerous factors, including better than expected experience for healthcare costs, lower incentive compensation expense and continued overall expense management.

We are revising our outlook for 2016, to reflect our performance through the first nine-months of the year, specifically, the reduced sales volumes we have experienced at Distribution and the shift in the product mix and timing of deliveries at Aerospace.

At Distribution we have lowered our sales outlook for the year due to our expectations for continued weakness in the industrial markets. We now expect sales in the range of $1,110 million to $1,120 million as compared to our previously reported range of $1,125 million to $1,150 million. We have also lowered our outlook for operating margin by 20 bps at the low end and 40 bps at the high end, reducing the expected range to 4.3% to 4.4% due to the negative impact of deleveraging from the lower sales volume; lower vendor incentives and the timing of deliveries for our engineered products.

Looking forward to the remainder of the year at Aerospace, a number of programs scheduled for delivery in 2016 have shifted to 2017. Most notably, a significant JPF direct commercial sale previously anticipated in 2016 has shifted into 2017 due to the timing of required governmental approvals, reducing our operating margin expectation for the year. We have lowered our outlook for sales to $700 million to

$710 million, and reduced our operating margin expectations to a range of 16.4% to 16.6%. Aerospace operating margin expectations for the year when measured on an adjusted basis*, eliminating the $5.5 million of acquisition and integration costs, are now expected to be 17.2% to 17.4%.

As noted earlier, our corporate expense was lower than our expectations for the third quarter. As a result we are reducing our outlook for corporate expense to $52 million from our previous expectation of $55 million.

Finally, we are raising the low end of our outlook for cash flows from operations to $85.0 million and reducing the high end of our expectations for capital expenditures to $35.0 million. These changes result in a revision of our outlook for Free Cash Flow* to $55.0 million to $65.0 million from $50.0 million to $60.0 million."

2016 Outlook

Our revised 2016 outlook is as follows:

•	Distribution:

◦	Sales of $1,110.0 million to $1,120.0 million

◦	Operating margins of 4.3% to 4.4%

◦	Depreciation and amortization expense of $16.5 million

•	Aerospace:

◦	Sales of $700.0 million to $710.0 million

◦	Operating margins of 16.4% to 16.6%, or Adjusted operating margin* of 17.2% to 17.4%, when adjusted for $5.5 million of transaction and integration costs in 2016 associated with the 2015 acquisitions

◦	Depreciation and amortization expense of $24.5 million

•	Interest expense of approximately $16.0 million

•	Corporate expenses of approximately $52.0 million

•	Estimated annualized tax rate of approximately 34.5%

•	Consolidated depreciation and amortization expense of approximately $45.0 million

•	Capital expenditures of $30.0 million to $35.0 million

•	Cash flows from operations in the range of $85.0 million to $100.0 million; Free Cash Flow* in the range of $55.0 million to $65.0 million

Please see the MD&A section of the Company's SEC Form 10-Q filed concurrent with the issuance of this release for greater detail on our results and various company programs.

A conference call has been scheduled for tomorrow, October 28, 2016, at 8:30 AM ET. Listeners may access the call live by telephone at (844) 473-0975 and from outside the U.S. at (562) 350-0826 using the Conference ID: 76934132; or, via the Internet at www.kaman.com. A replay will also be available two hours after the call and can be accessed at (855) 859-2056 or (404) 537-3406 using the Conference ID: 76934132. In its discussion, management may reference certain non-GAAP financial measures related to company performance. A reconciliation of that information to the most directly comparable GAAP measures is provided in this release.

About Kaman Corporation
Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets.  The company produces and markets proprietary aircraft bearings and components; super precision, miniature ball bearings; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; safe and arming solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; restoration, modification and support of  our SH-2G Super Seasprite maritime helicopters; manufacture and support of our K-MAX® manned and unmanned medium-to-heavy lift helicopters; and engineering design, analysis and certification services.  The company is a leading distributor of industrial parts, and operates approximately 240 customer service centers and five distribution centers across the U.S. and Puerto Rico. Kaman offers more than four million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry.  Additionally, Kaman provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management. More information is available at www.kaman.com.

Table 2. Summary of Segment Information (in thousands)
	For the Three Months Ended		For the Nine Months Ended
	September 30, 2016	October 2, 2015	September 30, 2016	October 2, 2015
Net sales:
Distribution	$274,388	$296,312	$849,104	$911,832
Aerospace	179,086	137,430	526,210	411,016
Net sales	$453,474	$433,742	$1,375,314	$1,322,848

Operating income:
Distribution	$11,872	$14,422	$36,148	$42,789
Aerospace	29,616	27,801	81,374	78,775
Net gain (loss) on sale of assets	(24)	10	(10)	415
Corporate expense	(10,402)	(12,450)	(38,253)	(39,435)
Operating income	$31,062	$29,783	$79,259	$82,544

Table 3. Depreciation and Amortization by Segment (in thousands)
	For the Three Months Ended		For the Nine Months Ended
	September 30, 2016	October 2, 2015	September 30, 2016	October 2, 2015
Depreciation and Amortization:
Distribution
Depreciation	$2,046	$2,074	$6,259	$6,233
Amortization	1,940	2,007	5,868	6,108
Total	$3,986	$4,081	$12,127	$12,341
Aerospace
Depreciation	$3,909	$3,074	$11,561	$9,085
Amortization	2,038	873	6,135	2,582
Total	$5,947	$3,947	$17,696	$11,667
Corporate
Depreciation	$901	$874	$2,761	$2,633
Amortization	384	324	1,148	1,168
Total	$1,285	$1,198	$3,909	$3,801

Consolidated Total	$11,218	$9,226	$33,732	$27,809

Non-GAAP Measures Disclosure

Management believes that the Non-GAAP (Generally Accepted Accounting Principles) financial measures indicated by an asterisk (*) used in this release or in other disclosures provide important perspectives into the Company's ongoing business performance. The Company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently. We define the Non-GAAP measures used in this report and other disclosures as follows:

Organic Sales - Organic Sales is defined as "Net Sales" less sales derived from acquisitions completed during the preceding twelve months. We believe that this measure provides management and investors with a more complete understanding of underlying operating results of established, ongoing operations by excluding the effect of acquisitions, which can obscure underlying trends. We also believe that presenting Organic Sales separately for our segments provides management and investors with useful information about the trends impacting our segments and enables a more direct comparison to other businesses and companies in similar industries. Management recognizes that the term "Organic Sales" may be interpreted differently by other companies and under different circumstances. No other adjustments were made during the three-month and nine-month fiscal periods ended September 30, 2016, and October 2, 2015. The following table illustrates the calculation of Organic Sales using the GAAP measure, "Net Sales".

Table 4. Organic Sales (in thousands)
	For the Three Months Ended		For the Nine Months Ended
	September 30, 2016	October 2, 2015	September 30, 2016	October 2, 2015
Distribution
Net sales	$274,388	$296,312	$849,104	$911,832
Less: Acquisition Sales	1,128	5,098	4,681	47,893
Organic Sales	$273,260	$291,214	$844,423	$863,939
Aerospace
Net sales	$179,086	$137,430	$526,210	$411,016
Less: Acquisition Sales	18,037	—	53,418	—
Organic Sales	$161,049	$137,430	$472,792	$411,016
Consolidated
Net sales	$453,474	$433,742	$1,375,314	$1,322,848
Less: Acquisition Sales	19,165	5,098	58,099	47,893
Organic Sales	$434,309	$428,644	$1,317,215	$1,274,955

Organic Sales per Sales Day - Organic Sales per Sales Day is defined as GAAP "Net sales of the Distribution segment" less sales derived from acquisitions completed during the preceding twelve months divided by the number of Sales Days in a given period. Sales days ("Sales Days") are the days that the Distribution segment's branch locations were open for business and exclude weekends and holidays. Management believes Organic Sales per Sales Day provides an important perspective on how net sales may be impacted by the number of days the segment is open for business and provides a basis for comparing periods in which the number of sales days differs.

The following table illustrates the calculation of Organic Sales per Sales Day using “Net sales: Distribution” from the “Segment and Geographic Information” footnote in the “Notes to Condensed Consolidated Financial Statements” included in the Company's Form 10-Q filed with the Securities and Exchange Commission on October 27, 2016. Sales from acquisitions are classified as organic beginning with the thirteenth month following the acquisition. Prior period information is adjusted to reflect acquisition sales for that period as organic sales when calculating the change in Organic Sales per Sales Day.

Table 5. Distribution - Organic Sales Per Sales Day (in thousands, except days)
		For the Three Months Ended		For the Nine Months Ended
		September 30, 2016	October 2, 2015	September 30, 2016	October 2, 2015
Current period
Net sales		$274,388	$296,312	$849,104	$911,832
Acquisition sales (1)		1,128	5,098	4,681	47,893
Organic sales		273,260	291,214	844,423	863,939
Sales days		63	64	192	193
Organic Sales per Sales Day for the current period	a	$4,337	$4,550	$4,398	$4,476

Prior period
Net sales from the prior year		$296,312	$302,294	$911,832	$859,305
Sales days from the prior year		64	63	193	189
Sales per sales day from the prior year	b	$4,630	$4,798	$4,725	$4,547

% change	(a-b)÷b	(6.3)%	(5.2)%	(6.9)%	(1.6)%

Table 6. Distribution - Sales Days
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Distribution Sales Days
2016 sales days by quarter	65	64	63	61
2015 sales days by quarter	66	63	64	60

Adjusted EBITDA - Adjusted EBITDA is defined as net earnings before interest, taxes, other expense (income), net, and depreciation and amortization. Adjusted EBITDA differs from net earnings, as calculated in accordance with GAAP, in that it excludes interest expense, net, income tax expense, depreciation and amortization and other expense, net. We have made numerous investments in our business, such as acquisitions and capital expenditures, including facility improvements, new machinery and equipment, improvements to our information technology infrastructure and new ERP systems, which we believe we have adjusted for in Adjusted EBITDA. Adjusted EBITDA also does not give effect to cash used for debt service requirements and thus does not reflect funds available for distributions, reinvestments or other discretionary uses. Management believes Adjusted EBITDA provides an additional perspective on the operating results of the organization and its earnings capacity and helps improve the comparability of our results between periods because it provides a view of our operations that excludes items that management believes are not reflective of operating performance, such as items traditionally removed from net earnings in the calculation of EBITDA as well as Other Expense, net. Adjusted EBITDA is not presented as an alternative measure of operating performance, as determined in accordance with GAAP. No other adjustments were made during the three-month and nine-month fiscal periods ended September 30, 2016, and October 2, 2015. The following table illustrates the calculation of Adjusted EBITDA using GAAP measures, "Net Earnings", "Interest Expense, net", "Income Tax Expense", "Depreciation and Amortization" and "Other Expense, net".

Table 7. Adjusted EBITDA (in thousands)
	For the Three Months Ended		For the Nine Months Ended
	September 30, 2016	October 2, 2015	September 30, 2016	October 2, 2015
Adjusted EBITDA
Consolidated Results
Sales	$453,474	$433,742	$1,375,314	$1,322,848

Net earnings	$17,455	$17,224	$43,727	$51,664

Interest expense, net	$4,165	$3,208	$11,960	$9,757
Income tax expense	9,774	9,166	23,329	21,003
Other expense (income), net	(332)	185	243	120
Depreciation and amortization	11,218	9,226	33,732	27,809
Adjustments	$24,825	$21,785	$69,264	$58,689

Adjusted EBITDA	$42,280	$39,009	$112,991	$110,353
Adjusted EBITDA margin	9.3%	9.0%	8.2%	8.3%

Free Cash Flow - Free Cash Flow is defined as GAAP “Net cash provided by (used in) operating activities” in a period less “Expenditures for property, plant & equipment” in the same period. Management believes Free Cash Flow provides an important perspective on our ability to generate cash from our business operations and, as such, that it is an important financial measure for use in evaluating the Company's performance. Free Cash Flow should not be viewed as representing the residual cash flow available for discretionary expenditures such as dividends to shareholders or acquisitions, as it may exclude certain mandatory expenditures such as repayment of maturing debt and other contractual obligations. Management uses Free Cash Flow internally to assess overall liquidity. The following table illustrates the calculation of Free Cash Flow using “Net cash provided by operating activities” and “Expenditures for property, plant & equipment”, GAAP measures from the Condensed Consolidated Statements of Cash Flows included in this release.

Table 8. Free Cash Flow (in thousands)
	For the Nine Months Ended	For the Six Months Ended	For the Three Months Ended
	September 30, 2016	July 1, 2016	September 30, 2016
Net cash provided by operating activities	$70,016	$25,352	$44,664
Expenditures for property, plant & equipment	(23,926)	(15,348)	(8,578)
Free Cash Flow	$46,090	$10,004	$36,086

Table 9. Free Cash Flow - 2016 Outlook (in millions)	2016 Outlook
Free Cash Flow:
Net cash provided by operating activities	$85.0	to	$100.0
Less: Expenditures for property, plant and equipment	(30.0)	to	(35.0)
Free Cash Flow	$55.0	to	$65.0

Debt to Capitalization Ratio - Debt to Capitalization Ratio is calculated by dividing debt by capitalization. Debt is defined as GAAP “Current portion of long-term debt” plus “Long-term debt, excluding current portion”. Capitalization is defined as Debt plus GAAP “Total shareholders' equity”. Management believes that Debt to Capitalization Ratio is a measurement of financial leverage and provides an insight into the financial structure of the Company and its financial strength. The following table illustrates the calculation of Debt to Capitalization Ratio using GAAP measures from the condensed consolidated balance sheets included in this release.

Table 10. Debt to Capitalization Ratio (in thousands)
	September 30, 2016	December 31, 2015
Current portion of long-term debt	$118,906	$5,000
Long-term debt, excluding current portion	301,566	434,227
Debt	420,472	439,227
Temporary equity, convertible notes	2,344	—
Total shareholders' equity	579,362	543,077
Capitalization	$1,002,178	$982,304
Debt to Capitalization Ratio	42.0%	44.7%

Adjusted Net Earnings and Adjusted Diluted Earnings Per Share - Adjusted Net Earnings and Adjusted Diluted Earnings per Share are defined as GAAP "Net earnings" and "Diluted earnings per share", less items that are not indicative of the operating performance of the business for the periods presented. These items are included in the reconciliation below. Management uses Adjusted Net Earnings and Adjusted Diluted Earnings per Share to evaluate performance period over period, to analyze the underlying trends in our business and to assess its performance relative to its competitors. We believe that this information is useful for investors and financial institutions seeking to analyze and compare companies on the basis of operating performance.

The following table illustrates the calculation of Adjusted Net Earnings and Adjusted Diluted Earnings per Share using “Net earnings” and “Diluted earnings per share” from the “Condensed Consolidated Statements of Operations” included in the Company's Form 10-Q filed with the Securities and Exchange Commission on October 27, 2016.

Table 11. Adjusted Net Earnings and Adjusted Diluted Earnings per Share
(In thousands except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2016	October 2, 2015	September 30, 2016	October 2, 2015
Adjustments to Net Earnings, pre tax
Acquisition transaction and integration costs	$546	$437	$4,850	$437
Recognition of tax benefit from tax law changes	—	—	—	(4,402)
Restructuring and severance costs at Distribution	344	—	691	848
Adjustments, pre tax	$890	$437	$5,541	$(3,117)

Tax Effect of Adjustments to Net Earnings
Acquisition transaction and integration costs	$191	$153	$1,697	$153
Recognition of tax benefit from tax law changes	—	—	—	—
Restructuring and severance costs at Distribution	120	—	242	255
Tax effect of Adjustments	$311	$153	$1,939	$408

Adjustments to Net Earnings, net of tax
GAAP Net earnings, as reported	$17,455	$17,224	$43,727	$51,664
Acquisition transaction and integration costs	355	284	3,153	284
Recognition of tax benefit from tax law changes	—	—	—	(4,402)
Restructuring and severance costs at Distribution	224	—	449	593
Adjusted Net Earnings	$18,034	$17,508	$47,329	$48,139

Calculation of Adjusted Diluted Earnings per Share
GAAP diluted earnings per share	$0.62	$0.62	$1.56	$1.85
Acquisition transaction and integration costs	0.01	0.01	0.11	0.01
Recognition of tax benefit from tax law changes	—	—	—	(0.16)
Restructuring and severance costs at Distribution	0.01	—	0.02	0.02
Adjusted Diluted Earnings per Share	$0.64	$0.63	$1.69	$1.72

Diluted weighted average shares outstanding	28,080	27,770	27,943	27,915

Adjusted Net Sales and Adjusted Operating Income - Adjusted Net Sales is defined as net sales, less items not indicative of normal sales, such as revenue recorded related to the settlement of claims. Adjusted Operating Income is defined as operating income, less items that are not indicative of the operating performance of the Company's segments or corporate function for the period presented. These items are included in the reconciliation below. Management uses Adjusted Net Sales and Adjusted Operating Income to evaluate performance period over period, to analyze underlying trends in our segments and corporate function and to assess their performance relative to their competitors. We believe that this information is useful for investors and financial institutions seeking to analyze and compare companies on the basis of operating performance.

The following table illustrates the calculation of Adjusted Operating Income using information found in Note 14, Segment and Geographic Information, to the Condensed Consolidated Financial Statements included in the Company's Form 10-Q filed with the Securities and Exchange Commission on October 27, 2016.

Table 12. Adjusted Net Sales and Adjusted Operating Income
(In thousands)
	For the Three Months Ended		For the Nine Months Ended
	September 30, 2016	October 2, 2015	September 30, 2016	October 2, 2015
DISTRIBUTION SEGMENT OPERATING INCOME:
Net Sales	$274,388	$296,312	$849,104	$911,832
GAAP Operating income - Distribution segment	$11,872	$14,422	$36,148	$42,789
% of GAAP net sales	4.3%	4.9%	4.3%	4.7%
Restructuring and severance costs at Distribution	344	—	691	848
Adjusted Operating Income - Distribution segment	$12,216	$14,422	$36,839	$43,637
% of net sales	4.5%	4.9%	4.3%	4.8%

AEROSPACE SEGMENT OPERATING INCOME:
Net Sales	$179,086	$137,430	$526,210	$411,016
Less: Settlement of Bell Matter	—	—	4,300	—
Adjusted Net Sales	$179,086	$137,430	$521,910	$411,016
GAAP Operating income - Aerospace segment	$29,616	$27,801	$81,374	$78,775
% of GAAP net sales	16.5%	20.2%	15.5%	19.2%
Acquisition transaction and integration costs	546	437	4,850	437
Adjusted Operating Income - Aerospace segment	$30,162	$28,238	$86,224	$79,212
% of net sales	16.8%	20.5%	16.4%	19.3%
% of adjusted net sales	16.8%	20.5%	16.5%	19.3%

CONSOLIDATED OPERATING INCOME:
Net Sales	$453,474	$433,742	$1,375,314	$1,322,848
Less: Settlement of Bell Matter	—	—	4,300	—
Adjusted Net Sales	$453,474	$433,742	$1,371,014	$1,322,848
GAAP - Operating income	$31,062	$29,783	$79,259	$82,544
% of GAAP net sales	6.8%	6.9%	5.8%	6.2%
Acquisition transaction and integration costs	546	437	4,850	437
Restructuring and severance costs at Distribution	344	—	691	848
Adjusted Operating Income	$31,952	$30,220	$84,800	$83,829
% of net sales	7.0%	7.0%	6.2%	6.3%
% of adjusted net sales	7.0%	7.0%	6.2%	6.3%

The following table reconciles our GAAP operating margin outlook for Aerospace for 2016 to our Adjusted Operating Margin outlook for Aerospace for 2016:

Table 13. Adjusted Operating Income - Outlook
	2016 Outlook
Adjusted Operating Income - Outlook	Low End of Range		High End of Range
Aerospace
Net Sales - Outlook	$700.0	to	$710.0

Operating income - Outlook	114.9	to	118.0
GAAP operating margin - outlook	16.4%	to	16.6%
Transaction and integration costs	5.5	to	5.5
Transaction and integration costs as a percentage of sales	0.8%	to	0.8%
Adjusted Operating Income - Outlook	$120.4	to	$123.5
Adjusted Operating Margin - Outlook	17.2%	to	17.4%

FORWARD-LOOKING STATEMENTS

This release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements also may be included in other publicly available documents issued by the Company and in oral statements made by our officers and representatives from time to time. These forward-looking statements are intended to provide management's current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. They can be identified by the use of words such as "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "would," "could," "will" and other words of similar meaning in connection with a discussion of future operating or financial performance. Examples of forward looking statements include, among others, statements relating to future sales, earnings, cash flows, results of operations, uses of cash and other measures of financial performance.

Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and other factors that may cause the Company's actual results and financial condition to differ materially from those expressed or implied in the forward-looking statements. Such risks, uncertainties and other factors include, among others: (i) changes in domestic and foreign economic and competitive conditions in markets served by the Company, particularly the defense, commercial aviation and industrial production markets; (ii) changes in government and customer priorities and requirements (including cost-cutting initiatives, government and customer shut-downs, the potential deferral of awards, terminations or reductions of expenditures to respond to the priorities of Congress and the Administration, or budgetary cuts resulting from Congressional actions or automatic sequestration); (iii) changes in geopolitical conditions in countries where the Company does or intends to do business; (iv) the successful conclusion of competitions for government programs (including new, follow-on and successor programs) and thereafter successful contract negotiations with government authorities (both foreign and domestic) for the terms and conditions of the programs; (v) the existence of standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; (vi) the successful resolution of government inquiries or investigations relating to our businesses and programs; (vii) risks and uncertainties associated with the successful implementation and ramp up of significant new programs, including the ability to manufacture the products to the detailed specifications required and recover start-up costs and other investments in the programs; (viii) potential difficulties associated with variable acceptance test results, given sensitive production materials and extreme test parameters; (ix) the receipt and successful execution of production orders under the Company's existing U.S. government JPF contract, including the exercise of all contract options and receipt of orders from allied militaries, but excluding any next generation programmable fuze programs, as all have been assumed in connection with goodwill impairment evaluations; (x) the continued support of the existing K-MAX® helicopter fleet, including sale of existing K-MAX® spare parts inventory and the receipt of orders for new aircraft sufficient to recover our investment in the restart of the K-MAX® production line; (xi) the accuracy of current cost estimates associated with environmental remediation activities; (xii) the profitable integration of acquired businesses into the Company's operations; (xiii) the ability to implement our ERP systems in a cost-effective and efficient manner, limiting disruption to our business, and allowing us to capture their planned benefits while maintaining an adequate internal control environment; (xiv) changes in supplier sales or vendor incentive policies; (xv) the effects of price increases or decreases; (xvi) the effects of pension regulations, pension plan assumptions, pension plan asset performance, future contributions and the pension freeze, including the ultimate determination of the U.S. Government's share of any pension curtailment adjustment calculated in accordance with CAS 413; (xvii) future levels of indebtedness and capital expenditures; (xviii) the continued availability of raw materials and other commodities in adequate supplies and the effect of increased costs for such items; (xix) the effects of currency exchange rates and foreign competition on future operations; (xx) changes in laws and regulations, taxes, interest rates, inflation rates and general business conditions; (xxi) the effects, if any, of the United Kingdom's exit from the European Union; (xxii) future repurchases and/or issuances of common stock; (xxiii) the incurrence of unanticipated restructuring costs or the failure to realize anticipated savings or benefits from past or future expense reduction actions; and (xxiv) other risks and uncertainties set forth herein and in our 2015 Form 10-K.

Any forward-looking information provided in this release should be considered with these factors in mind. We assume no obligation to update any forward-looking statements contained in this report.
###
Contact: Eric Remington
V.P., Investor Relations
(860) 243-6334
Eric.Remington@kaman.com

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts) (unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2016	October 2, 2015	September 30, 2016	October 2, 2015
Net sales	$453,474	$433,742	$1,375,314	$1,322,848
Cost of sales	317,984	303,816	961,628	933,059
Gross profit	135,490	129,926	413,686	389,789
Selling, general and administrative expenses	104,404	100,153	334,417	307,660
Net (gain) loss on sale of assets	24	(10)	10	(415)
Operating income	31,062	29,783	79,259	82,544
Interest expense, net	4,165	3,208	11,960	9,757
Other expense, net	(332)	185	243	120
Earnings before income taxes	27,229	26,390	67,056	72,667
Income tax expense	9,774	9,166	23,329	21,003
Net earnings	$17,455	$17,224	$43,727	$51,664

Earnings per share:
Basic earnings per share	$0.64	$0.63	$1.61	$1.90
Diluted earnings per share	$0.62	$0.62	$1.56	$1.85

Average shares outstanding:
Basic	27,128	27,179	27,096	27,203
Diluted	28,080	27,770	27,943	27,915
Dividends declared per share	$0.18	$0.18	$0.54	$0.54

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts) (unaudited)

	September 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$25,551	$16,462
Accounts receivable, net	248,474	238,102
Inventories	394,223	385,747
Income tax refunds receivable	2,713	3,591
Other current assets	30,518	32,133
Total current assets	701,479	676,035
Property, plant and equipment, net of accumulated depreciation of $220,856 and $202,648, respectively	178,774	175,586
Goodwill	348,243	352,710
Other intangible assets, net	132,928	144,763
Deferred income taxes	57,334	66,815
Other assets	23,319	23,702
Total assets	$1,442,077	$1,439,611
Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$118,906	$5,000
Accounts payable – trade	124,769	121,044
Accrued salaries and wages	42,595	40,284
Advances on contracts	14,847	11,274
Other accruals and payables	59,267	58,761
Income taxes payable	982	326
Total current liabilities	361,366	236,689
Long-term debt, excluding current portion	301,566	434,227
Deferred income taxes	7,067	15,207
Underfunded pension	140,220	158,984
Other long-term liabilities	50,152	51,427
Commitments and contingencies
Temporary equity, convertible notes	2,344	—
Shareholders' equity:
Preferred stock, $1 par value, 200,000 shares authorized; none outstanding	—	—
Common stock, $1 par value, 50,000,000 shares authorized; voting; 28,056,402 and 27,735,757 shares issued, respectively	28,056	27,736
Additional paid-in capital	166,745	156,803
Retained earnings	549,954	520,865
Accumulated other comprehensive income (loss)	(133,412)	(140,138)
Less 936,449 and 698,183 shares of common stock, respectively, held in treasury, at cost	(31,981)	(22,189)
Total shareholders’ equity	579,362	543,077
Total liabilities and shareholders’ equity	$1,442,077	$1,439,611

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands) (unaudited)

	For the Nine Months Ended
	September 30, 2016	October 2, 2015
Cash flows from operating activities:
Net earnings	$43,727	$51,664
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	33,732	27,809
Accretion of convertible notes discount	1,598	1,516
Provision for doubtful accounts	1,021	1,925
Net gain/(loss) on sale of assets	10	(415)
Net loss on derivative instruments	783	423
Stock compensation expense	4,711	5,304
Excess tax benefit from share-based compensation arrangements	(302)	(324)
Deferred income taxes	3,993	(2,001)
Changes in assets and liabilities, excluding effects of acquisitions/divestitures:
Accounts receivable	(12,011)	1,583
Inventories	(10,050)	(10,430)
Income tax refunds receivable	883	(3,493)
Other current assets	1,271	(7,421)
Accounts payable - trade	967	18,051
Accrued contract losses	468	28
Advances on contracts	3,573	11,511
Other accruals and payables	6,556	(5,807)
Income taxes payable	28	529
Pension liabilities	(9,318)	(4,225)
Other long-term liabilities	(1,624)	(2,323)
Net cash provided by operating activities	70,016	83,904
Cash flows from investing activities:
Proceeds from sale of assets	190	660
Expenditures for property, plant & equipment	(23,926)	(23,130)
Acquisition of businesses (net of cash acquired)	(6,631)	(11,877)
Other, net	(442)	(696)
Cash used in investing activities	(30,809)	(35,043)
Cash flows from financing activities:
Net borrowings (repayments) under revolving credit agreements	(12,959)	(43,291)
Proceeds from issuance of long-term debt	—	100,000
Debt repayment	(3,750)	(82,500)
Net change in book overdraft	3,427	(3,537)
Proceeds from exercise of employee stock awards	7,094	4,024
Purchase of treasury shares	(8,989)	(8,642)
Dividends paid	(14,625)	(14,140)
Debt issuance costs	—	(1,348)
Other	(246)	(117)
Windfall tax benefit	302	324
Cash provided by (used in) financing activities	(29,746)	(49,227)
Net increase in cash and cash equivalents	9,461	(366)
Effect of exchange rate changes on cash and cash equivalents	(372)	(466)
Cash and cash equivalents at beginning of period	16,462	12,411
Cash and cash equivalents at end of period	$25,551	$11,579